CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration statement on Form S-3 of our report dated February 14, 1995 appearing on page 30 of Leggett & Platt, Incorporated's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 36 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such prospectus.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

St. Louis, Missouri
September 20, 1995